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EXHIBIT 11.1

                                   XICOR, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                      Twelve weeks ended
                                                  -------------------------
                                                     March 26,    March 27,
                                                      1995          1994
                                                      ----          ----
Net income                                        $ 1,233,000   $   511,000
                                                  ===========   ===========

Weighted average number  of common shares
  outstanding during  the period                   18,023,000    17,989,000

Equivalent common shares attributed to dilutive
  employee stock options                              339,000       311,000
                                                  -----------   -----------

Total common and common equivalent shares          18,362,000    18,300,000
                                                  ===========   ===========
Earnings per share                                $      0.07   $      0.03
                                                  ===========   ===========


Fully diluted earnings per share does not differ significantly from primary earnings per share.